Exhibit 10.3

Scott A. Glassman

Acting Chief Executive Officer

November 9, 2026

Mr. Robert F. Taglich

37 Main Street

Cold Spring Harbor, NY 11724

Re: Extension of Notes

Dear Robert:

●	$878,475($896,045) Convertible Subordinated Note- Interest at 6% (cash) 8% (PIK) convertible at $15.00 per share.

●	$1,026,000 ($1,046,520) Convertible Subordinated Note- Interest at 7% (cash) 8% (PIK) convertible at $9.30 per share.

●	$350,000 ($357,000) Subordinated Note - Interest at 12% (cash).

●	$200,000 ($204,000) Subordinated Note - Interest at 12% (cash).

We are parties to the Convertible Subordinated Notes and Subordinated Notes referenced above, collectively, the “Notes.” By letter dated ●, 2026, you extended the Maturity Date of the Notes to December 1, 2026.

By your signature below, you hereby confirm your agreement that in consideration of the amendments to the Notes described herein (the “Amendments”), the Maturity Date of each Note has been extended until May 1, 2027. For the avoidance of doubt, none of the Amendments to the Notes described herein will become effective if on or before November 30, 2026 (the “Outside Date”), Air Industries Group (the “Company”) consummates the merger (the “Merger”) with Tenax Aerospace Acquisition, LLC, contemplated by the Amended and Restated Agreement and Plan of Merger dated July 2, 2026, among Tenax, the Company and Transitory Air Sub LLC.

Specifically, if the contemplated Merger with Tenax does not occur on or before the Outside Date:

1. The principal amount of each Subordinated Note and Convertible Subordinated Note would be increased by 2% and become the amount indicated above;

A. With respect to the Subordinated Notes which are not convertible:

(i) effective December 1, 2026, the interest rate would be reset at the greater of (x) 12.5% and (y) the Secured Overnight Financing Rate plus 8.5%, and

(ii) after the occurrence and during the continuance of any default in the payment of any principal or interest payable, the interest rate would increase to the greater of 24% and (y) the SOFR plus 15%.

B. With respect to the Convertible Subordinated Notes;

(I) the interest rate would be reset at the greater of (x) 12.5% and (y) the SOFR plus 8.5%, and

(II) after the occurrence and during the continuance of any default in the payment of any principal or interest payable the interest rate would increase to the greater of 24% and (y) the SOFR plus 15%; and

(iii) the conversion price will remain unchanged.

This is a binding agreement and not merely a statement of intent, nevertheless, it is recognized that due to the need to conform to the applicable regulations of the NYSE American LLC and other complexities of regulations applicable to our agreement, the Company and you will endeavor to execute more complete agreements as soon as reasonably practical and that, except as explicitly amended hereby, all of the terms and conditions of each Note remain in full force and effect.

Sincerely,

Air Industries Group

By:	/s/ Scott Glassman
	Name:	Scott Glassman
	Title:	Acting CEO and President

Agreed as of the date set forth above:

/s/ Robert F. Taglich
Robert F. Taglich